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                                                                     EXHIBIT 1.1


                           AVALONBAY COMMUNITIES, INC.

                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


                                 TERMS AGREEMENT


                                                                  April 14, 2004

AvalonBay Communities, Inc.
2900 Eisenhower Avenue, Suite 300
Alexandria, VA  22314

         Reference is made to (i) that certain Amended and Restated Distribution Agreement, dated as of August 6, 2003 (including any exhibits and schedules thereto, the "Distribution Agreement"), by and among AvalonBay Communities, Inc., a Maryland corporation (the "Company" or "AvalonBay"), each of Banc of America Securities LLC, Citigroup Global Markets Inc., Fleet Securities, Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC, (ii) that certain Appointment Agreement, dated the date hereof, by and between the Company and SunTrust Capital Markets, Inc., (iii) that certain Appointment Agreement, dated the date hereof, by and between the Company and Deutsche Bank Securities Inc., and (iv) that certain Appointment Agreement, dated the date hereof, by and between the Company and McDonald Investments Inc. (the agreements in (ii), (iii) and (iv) are collectively, the "Appointment Agreements" and the entities listed on
SCHEDULE 1 hereto are collectively the "Agents"). Wachovia Capital Markets, LLC and Banc of America Securities LLC have agreed to act as the representatives (the "Representatives") of the Agents in connection with this Terms Agreement (this "Agreement"). Capitalized terms used, but not defined, in this Agreement are used in this Agreement as defined in the Distribution Agreement. This Agreement is one of the Written Terms Agreements referred to in Section 4(a) of the Distribution Agreement.

          In accordance with and subject to the terms and conditions stated in this Agreement, the Distribution Agreement and the Appointment Agreements, which agreements are incorporated herein in their entirety and made a part hereof, the Company agrees to sell to the Agents, and each of the Agents severally agrees to purchase, as principal, from the Company the aggregate principal amount set forth opposite its name in SCHEDULE 1 hereto of the Company's Notes identified on SCHEDULE 2 hereto. If one or more of the Agents shall fail at the Settlement Date to purchase the Notes which it or they are obligated to purchase under this Agreement, the procedures set forth in Section 4(a) of the Distribution Agreement shall apply.

         The obligations of the Agents to purchase Notes shall be subject, in addition to the conditions precedent listed in the Distribution Agreement and the Appointment Agreements, to the delivery of the following documents to the Representatives, on or before the Settlement Date:

         1. the opinions and letters referred to in Sections 6(a), 6(b) and 6(c) and of the Distribution Agreement, each dated the Settlement Date and otherwise in substantially the same form as was delivered in connection with the Company's November 7, 2002 public offering of medium-term notes (the "Prior Offering");

         2. the letters of Ernst & Young LLP referred to in Section 6(d) of the Distribution Agreement, dated the date hereof and the Settlement Date and otherwise in substantially the same forms as were delivered in connection with the Prior Offering; and

         3. the officers' certificate referred to in Section 6(e) of the Distribution Agreement, dated the Settlement Date and otherwise in substantially the same form as was delivered in connection with the Prior Offering.

         All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Representatives of

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the Agents and their counsel. The Company will furnish the Agents with such conformed copies of such opinions, certificates, letters and other documents as the Agents shall reasonably request.

         This Agreement shall be governed by the laws of the State of New York. This Agreement, the Distribution Agreement and the Appointment Agreements constitute the entire agreement of the parties regarding the offering of Notes contemplated by this Agreement and supersede all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS.]


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           AVALONBAY COMMUNITIES, INC.


                                           By:    /s/ THOMAS J. SARGEANT
                                                  ----------------------------
                                           Name:  Thomas J. Sargeant
                                           Title: Executive Vice President and
                                                  Chief Financial Officer


WACHOVIA CAPITAL MARKETS, LLC

     For itself and as the Representative
     of the several Agents named
     in SCHEDULE 1 hereto
        ----------


By:    /s/ TERESA HEE
       --------------
Name:  Teresa Hee
Title: Director


BANC OF AMERICA SECURITIES LLC

     For itself and as the Representative
     of the several Agents named
     in SCHEDULE 1 hereto
        ----------

By:    /s/ PETER J. CARBONE
       --------------------
Name:  Peter J. Carbone
Title: Vice President

                                   SCHEDULE 1

                               AGENTS' ALLOCATIONS



                                                                  AGGREGATE
                                                               PRINCIPAL AMOUNT
AGENT                                                             OF NOTES
-----                                                             --------
Wachovia Capital Markets, LLC ................................  $ 37,500,000

Banc of America Securities LLC ...............................    37,500,000

J.P. Morgan Securities Inc....................................    29,545,000

Deutsche Bank Securities Inc..................................    15,909,000

McDonald Investments Inc......................................    11,364,000

Morgan Stanley & Co. Incorporated.............................     9,091,000

SunTrust Capital Markets, Inc.................................     9,091,000
                                                                ============
                                                                $150,000,000

                                   SCHEDULE 2

                               TERMS OF THE NOTES

                         Medium-Term Notes - Fixed Rate

Principal Amount:  $150,000,000                                Issue Price (Public Offering Price): 99.445%
Net Proceeds to Issuer:  $148,230,000                                  Agents' Discount Commission:  0.625%
Stated Maturity Date:  April 15, 2014                                                 Interest Rate: 5.375%
Original Issue Date:  April 21, 2004                                                      CUSIP  05348E AH2
Interest Payment Dates: April 15 and October 15               First Interest Payment Date: October 15, 2004


Redemption:
   [ ] The Notes cannot be redeemed prior to the Stated Maturity Date at the option of the Company.
   [X] The Notes may be redeemed prior to the Stated Maturity Date at the option of the Company.
       Initial Redemption Date:  See Additional/Other Terms.
       Initial Redemption Percentage/Redemption Price: See Additional/Other
       Terms.
       Annual Redemption Percentage Reduction:  N/A

Optional Repayment:
   [X] The Notes cannot be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
   [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
       Optional Repayment Dates:
       Repayment Price:  ____%

Currency:
         Specified Currency: U.S. Dollars
         (If other than U.S. Dollars, see attached)
         Minimum Denominations:
         (Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount ("OID"):            [ ]  Yes          [X]  No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    [X]   Book-Entry  [ ]  Certificated

Additional/Other Terms:

         REOPENING OF ISSUE. The Company may, from time to time and without the consent of the noteholders, reopen an issue of notes and issue additional notes having the same terms and conditions (including maturity, interest payment terms and CUSIP number) as notes issued on an earlier date, except for the issue date, issue price and, if applicable, the first payment of interest. After such additional notes are issued, they will be fungible with the notes issued on such earlier date.

         OPTIONAL REDEMPTION. The Notes may be redeemed at any time at the option of AvalonBay, in whole or in part, upon notice of not more than 60 and not less than 30 days prior to the Redemption Date, at a Redemption Price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the Redemption Date and (ii) the Make-Whole Amount, if any, with respect to such Note.

         ACCELERATION OF MATURITY; MAKE-WHOLE AMOUNT. If an Event of Default with respect to the Notes that are then outstanding occurs and is continuing, and pursuant to Section 2.7 of the Amended and Restated Third Supplemental Indenture dated as of July 10, 2000 (the "Third Supplemental Indenture") the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes of this series shall have declared the principal amount (or, if the

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Notes of this series are Original Issue Discount Securities or Indexed
Securities, such portion of the principal as may be specified in the terms hereof) of all the Notes of this series to be due and payable immediately, by a notice in writing to AvalonBay (and to the Trustee if given by the Holders), then upon any such declaration such principal, or specified portion thereof, plus accrued interest to the date the Notes of this series are paid, plus the Make-Whole Amount on the Notes shall become immediately due and payable. With respect to the Notes of this series, if an Event of Default set forth in Section 501(6) of the Indenture, dated as of January 16, 1998, between AvalonBay and the Trustee (the "Indenture") occurs and is continuing, such that pursuant to
Section 2.7 of the Third Supplemental Indenture all the Notes of this series are immediately due and payable, without notice to AvalonBay, at the principal amount thereof (or, if the Notes of this series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms of the Notes) plus accrued interest to the date the Notes are paid, then the Make-Whole Amount on the Notes shall also be immediately due and payable.

         DEFINITIONS. Terms used but not defined herein shall have the meanings set forth in the Indenture and the Third Supplemental Indenture. The following terms shall have the following meanings:

         "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of Redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

         "Reinvestment Rate" means 0.20% (twenty one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by AvalonBay.